Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Abeona Therapeutics Inc. of our report dated March 29, 2023, relating to the consolidated financial statements as of and for the year ended December 31, 2022, appearing in the Annual Report on Form 10-K of Abeona Therapeutics Inc. for the year ended December 31, 2023.

/s/ Whitley Penn LLP

Plano, Texas

January 6, 2025